UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A (Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

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OFFICE DEPOT, INC.
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The following was sent to Office Depot employees on March 19, 2008:

Dear Fellow Associates:

Many of you may have read about our “proxy contest” in the media recently. On Monday, the Levitt Corporation, a Florida based real estate development company, and certain of its affiliates (the “Levitt Corp”), announced that they intend to nominate Martin Hanaka (a former COO of Staples) and Mark Begelman (a former employee and director of Office Depot), to our Board of Directors at the Company’s 2008 Annual Meeting of Stockholders, currently scheduled for April 23, 2008. If these two nominees were elected, then two of our incumbent directors would be replaced. Levitt Corp is proposing to replace our current Chairman and Chief Executive Officer, Steve Odland, and our former Chairman and Chief Executive Officer, David I. Fuente.

Our Board, which is elected annually by our stockholders, provides oversight to our management team in developing a strategy to achieve the best outcome for our Company. This year the Levitt Corp will try to persuade our stockholders to vote in favor of their nominees, and in opposition to Steve and David. This activity is referred to as a proxy contest, primarily because the Levitt Corp is competing with the Board to win proxies from the Company’s stockholders to vote in favor of their respective nominees. This contest does not involve an attempt to takeover the Company, and even if the Levitt Corp nominees win, the Levitt Corp would not control our twelve member Board — they would only have two seats. Furthermore, it is important to note that even if the Levitt Corp nominees win the election, Steve would not necessarily cease to be our CEO.

We are confident that our stockholders will support the Board’s nominees. However, we are strongly opposing this action because Office Depot believes that removing two of our most experienced retailing executives from our Board would be highly disruptive to the Company and could destabilize the Company and damage prospects for a successful turnaround.

Our Board of Directors has approved a strong long-range plan that is in the process of being implemented under difficult macroeconomic conditions. Accordingly, Office Depot is encouraging stockholders to vote in favor of the Board’s nominees and against the nominees submitted by the Levitt Corp.

The most important contribution each and every one of us can make during this period is to stay focused on delivering the highest level of customer service. It’s not unusual for rumors and speculation to surface and circulate, so it is very important that all of us make the extra effort to avoid these kinds of distractions and stay focused on the important job at hand. We hope that this has answered some of your questions, and if you have any additional questions, please feel free to contact Brian Levine, our Vice President of Corporate Communications at 561-438-2895 or speak to your supervisor.

/s/   Elisa D. Garcia C.
       Elisa D. Garcia C.
       Executive Vice President & General Counsel

Important Information: In connection with the solicitation of proxies, Office Depot filed with the Securities and Exchange Commission (the “SEC”) and mailed to stockholders a definitive proxy statement dated March 14, 2008 (the “Proxy Statement”). The Proxy Statement contains important information about Office Depot and the 2008 annual stockholders meeting. Office Depot’s stockholders are urged to read the Proxy Statement carefully. Stockholders may obtain additional free copies of the

Proxy Statement and other relevant documents filed with the SEC by Office Depot through the website maintained by the SEC at www.sec.gov. The Proxy Statement and other relevant documents may also be obtained free of charge from Office Depot by contacting Investor Relations in writing at Office Depot at 2200 Old Germantown Road, Delray Beach, FL; or by phone at (561) 438-3657; or by email at brian.turcotte@officedepot.com. The Proxy Statement is also available on Office Depot’s website at www.officedepot.com. The contents of the websites referenced above are not deemed to be incorporated by reference into the Proxy Statement. Stockholders may also contact MacKenzie Partners, Inc. with questions or requests for additional copies of the proxy materials by calling Toll-Free (800) 322-2885 or by email at officedepotproxy@mackenziepartners.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: The Private Securities Litigation Reform Act of 1995, as amended (the “Act”) provides protection from liability in private lawsuits for “forward-looking” statements made by public companies under certain circumstances, provided that the public company discloses with specificity the risk factors that may impact its future results. We want to take advantage of the “safe harbor” provisions of the Act. Certain statements made in this press release are ‘forward-looking’ statements under the Act. Except for historical financial and business performance information, statements made in this press release should be considered ‘forward-looking’ as referred to in the Act. Much of the information that looks towards future performance of our company is based on various factors and important assumptions about future events that may or may not actually come true. As a result, our operations and financial results in the future could differ materially and substantially from those we have discussed in the forward-looking statements made in this press release. Certain risks and uncertainties are detailed from time to time in our filings with the SEC. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.